Exhibit 5.1

February 11, 2020

Board of Directors

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Tellurian Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement, dated February 7, 2020 (the “Prospectus Supplement”), which supplements a Registration Statement (the “Registration Statement”) on Form S-3ASR (Registration No. 333-235793) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), including the prospectus included therein (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of 2,114,591 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company.

The Shares are to be issued pursuant to the Prospectus, the Placement Agent Agreement, dated February 7, 2020, by and between T.R. Winston & Company, LLC and the Company (the “Placement Agent Agreement”), and the Securities Purchase Agreement, dated February 11, 2020, by and between the purchasers named therein and the Company (the “Securities Purchase Agreement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the SEC as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued against payment therefor in accordance with the Prospectus, the Placement Agent Agreement and the Securities Purchase Agreement, such Shares will be validly issued, fully paid and non-assessable.

Board of Directors

Tellurian Inc.

February 11, 2020

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.       The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

B.       This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP